Exhibit 99.2

TRIMERIS, INC.

First Quarter 2007 Financial Results Conference Call Transcript

Call Date:

Wednesday May 9, 2007, 5:00 P.M.

Operator:

Good afternoon, and welcome to the Trimeris, First Quarter 2007 Earnings Conference Call. This conference call may contain projections, estimates and other forward-looking statements that involve a number of risks and uncertainties, including those discussed in Trimeris' filings with the Securities and Exchange Commission. Among the factors that could cause matters to differ materially are the following: there is uncertainty regarding the success of our research and development activities, regulatory authorizations, and product commercialization. The results of our previous clinical trials are not necessarily indicative of future clinical trials. Our drug candidates are based upon novel technology, are difficult and expensive to manufacture, and may cause unexpected side effects.

For a complete description of these risks, see Trimeris' Form 10-K filed with the Securities and Exchange Commission on March 16, 2007 and the Company's periodic reports filed with the SEC. Actual manufacturing and commercialization results may differ from previous results and current projections. While the information presented during the call represents management's current judgment on the future direction of the Company's business, such risks and uncertainties could cause actual operating results to differ materially from any future performance suggested herein. Trimeris undertakes no obligation to update these forward looking statements to reflect events or circumstances arising after the date hereof. I will turn the call over to Mr. Larry Hill, Acting President and Chief Operating Officer.

Larry Hill - Trimeris, Inc. - Acting President, COO:

Thank you for being with us for the first quarter 2007 earnings conference call. Joining me on the call today are several members of the Trimeris senior management team. There are three key messages that we want to convey to you on the call today and we will provide more details surrounding each of them later in the call.

First, we are very pleased to have reported quarterly earnings of $0.37 a share on quarterly revenues of $17.4 million. Second, we have continued to strengthen our cash position to $54.7 million. Finally, we want to update you on the next generation fusion inhibitor program.

We will now give you more details of the financial results. During the first quarter, we had two one time events that impacted our financial results. First of all, in March, the company entered into an agreement with Roche that amended the terms of the research agreement whereby all rights and joint patents and other intellectual property rights of the next generation fusion inhibitor peptides falling under the research agreement, which includes the lead drug candidate TRI-1144, reverted to Trimeris. As a result of this agreement, the Company accelerated revenue recognition for past milestone payments received by the Company into the first quarter of 2007, because our period of joint development has ended. These milestone payments were previously being amortized over the length of the joint research and development period of the next generation fusion inhibitor peptides, or through December 2012.

Second, we implemented a reduction in force which resulted in a charge of $4.3 million to our statement of operations. We will discuss our results both including and excluding these one time events.

Including milestone revenue and the one time restructuring charge, we recorded net income of $8.2 million or $0.37 per share for the first quarter of 2007. Compared to a loss of $428,000 or loss of $0.02 per share in the first quarter of 2006. Excluding milestone revenue and a one time charge of $4.3 million related to a reduction force, we implemented in the first quarter of 2007, earnings for this period were $3.3 million or $0.15 per share compared to a loss of $1.5 million or $0.07 per share in the first quarter of 2006.

North American FUZEON sales were $29.3 million, an increase of 7% over the first quarter of 2006. FUZEON sales outside of North America were $35 million an increase of 25% over the first quarter of 2006. In North America as seen in prior sales, sales decreased from the fourth quarter, partially due to wholesalers stocking during the fourth quarter.

Our cash position increased by $6.1 million to $54.7 million as of March 31, 2007, compared to 48.6 million at December 31, 2006.

We would now like to update you on the status of the research and development efforts with respect to the next generation HIV fusion inhibitor or NGFI program. As mentioned earlier in March, we announced that Trimeris had reached an agreement with Roche for the return of all rights to joint patents and other intellectual property related to next generation HIV fusion inhibitor peptides to Trimeris. As a result, Trimeris has sole control of the direction of the NGFI program's research and development activities, including the program's lead compound, TRI-1144. The Company is considering its strategic options with respect to 1144 and has decided to progress with the development of 1144 through first-in-man studies as expeditiously as possible.

The goal for our next generation fusion inhibitor program is to develop a molecule that has a substantially improved injection site reaction and convenience profile compared to FUZEON, both of which have impeded more widespread FUZEON use in the marketplace, while maintaining an equally clean systemic safety profile and equivalent or improved potency. We selected 1144 because of its favorable biological and physical characteristics relative to FUZEON. Along with potent in vitro activity, pre-clinical testing in animal models has indicated 1144 shows infrequent and minimal injection site reactions or ISRs and pharmacokinetics which are superior to T-20, the active ingredient in FUZEON. Therefore, the first clinical study will be a Phase I/II design that will investigate the safety, pharmacokinetics, and potency of 1144 and will obtain an initial assessment of the injection site reactions. To that end, we are proceeding forward with our research and development activities with the goal of filing an IND in early 2008 and initiating our Phase I/II shortly thereafter.

Lastly, as a convenience to our investors, we would like to provide you with our outlook for 2007. Our outlook is based on a number of factors that are based on risks and assumptions that are more fully described in our filings with the Securities and Exchange Commission. For a discussion of the risks and uncertainties associated with these forward-looking statements, please refer to the Trimeris Safe Harbor statement that was read at the beginning of this call.

At this time we reiterate our previous outlook and total worldwide net sales of FUZEON will show modest top line growth in 2007 compared to 2006. Also, Trimeris forecasts it's 2007 operating expenses. both research and development and general and administrative costs, will be comparable to those incurred in 2006. Our current lower expense run rate should mitigate the effects of Trimeris assuming sole responsibility for the development of 1144 in mid March 2007 and incurring one time restructuring charges in the first quarter for our downsizing of operations.

In summary, we are pleased with our financial performance this quarter. Thank you for listening and I will now take your questions.

Operator:

Your first question is from Thomas Wei with Piper Jaffray.

Thomas Wei - Piper Jaffray - Analyst:

I just had wanted to ask if you had a ballpark sense of how much it might cost to get to a proof of concept data point for the next generation fusion inhibitor?

Larry Hill - Trimeris, Inc. - Acting President, COO:

Carol, you want to answer that?

Carol Ohmstede - Trimeris, Inc. - VP of Corporate Alliances and Project Planning:

I will reiterate Thomas, that our expenses for R&D going to be comparable to what we had shown for 2006. Our first milestone that we are looking for will be in '08, which would be the filing of IND.

Thomas Wei - Piper Jaffray - Analyst:

When we get to that stage of clinical development, should we think of it as a very expensive trial that will be necessary to generate proof of concept?

Carol Ohmstede - Trimeris, Inc. - VP of Corporate Alliances and Project Planning:

The trial is going to be consistent with most early stage HIV studies that look at pharmacokinetics, a little bit of activity, some potency. It will be a safety dose escalation type of design.

Thomas Wei - Piper Jaffray - Analyst:

Okay. And I was hoping that you might be able to help us with calculation of the inventory, the wholesaler inventory effect during the quarter? How much do you think was taken out for that?

Larry Hill - Trimeris, Inc. - Acting President, COO

Andrew, can you answer that.

Andrew Graham - Trimeris, Inc. - Corporate Secretary, Director of Finance:

Yes, Thomas, we had one week that was build in Q4 that was burnt off in this quarter, so the inventory level has gone back to normal level.

Thomas Wei - Piper Jaffray - Analyst:

And the very big difference between the quarter numbers there, I think that would account for more than a week?

Andrew Graham - Trimeris, Inc. - Corporate Secretary, Director of Finance:

We also had a favorable gross to net adjustment in the fourth quarter of 2006. That was at 6%.

Thomas Wei - Piper Jaffray - Analyst:

Thank you.

Operator:

Your next question is from Sharon Seiler with Punk, Ziegel and Company.

Sharon Seiler - Punk, Ziegel and Company - Analyst:

I actually had a couple of financial questions. On the work force reduction, is that recorded entirely in your G&A line or some of that in the R&D as well?

Larry Hill - Trimeris, Inc. - Acting President, COO:

Andrew?

Andrew Graham - Trimeris, Inc. - Corporate Secretary, Director of Finance:

Sharon, some of it is in the R&D line, but the majority is in the G&A line.

Sharon Seiler - Punk, Ziegel and Company - Analyst

Similarly in the past, you have given us a breakdown of the non-cash compensation expense. Can you tell us what that was for the quarter and how it broke down?

Andrew Graham - Trimeris, Inc. - Corporate Secretary, Director of Finance:

For the quarter it was around $400,000 with the majority of it being in general and administrative.

Sharon Seiler - Punk, Ziegel and Company - Analyst:

Okay. Then a question on the guidance. I think you said this, but I don't know for sure I got it. So the guidance you are giving for 2007 expenses being comparable to those in 2006, does that include or exclude the charge for work force reduction?

Larry Hill - Trimeris, Inc. - Acting President, COO:

This is Larry. It is inclusive.

Sharon Seiler - Punk, Ziegel and Company - Analyst:

Okay. So the actual spending beyond that will be less than it was last year?

Larry Hill - Trimeris, Inc. - Acting President, COO:

Yes.

Sharon Seiler - Punk, Ziegel and Company - Analyst:

Okay. Thanks. Actually, one more question, if I may, since you decided to move forward with the next generation fusion inhibitor, should we read anything into your, you know, desire to look at other products or are you going to focus solely on that program, or are you still considering licensing other programs?

Larry Hill - Trimeris, Inc. - Acting President, COO:

Carol?

Carol Ohmstede - Trimeris, Inc. - VP of Corporate Alliances and Project Planning:

Right now, we think we have the right balance to continue with 1144 and also the FUZEON support work that we are doing and how, for the company of our size and resources, we will always be open to any opportunities that could present themselves.

Sharon Seiler - Punk, Ziegel and Company - Analyst:

Okay. Thank you, I will get back in queue.

Operator:

Your next question is from Meg Malloy with Goldman Sachs.

Meg Malloy - Goldman Sachs - Analyst:

Thanks, my questions have been answered. Thanks.

Operator :

We have no further questions at this time, Mr. Hill.

Larry Hill - Trimeris, Inc. - Acting President, COO:

Thank you very much.

Operator :

This concludes today's conference. You may now disconnect.